UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 18, 2018

Commission File Number: 0-24260

Amedisys, Inc.

(Exact name of registrant as specified in charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3854 American Way, Suite A, Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 1—REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 18, 2018, Amedisys, Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) to the Equity Purchase Agreement (the “Purchase Agreement”), dated as of February 5, 2016, by and among the Company, Amedisys Personal Care, LLC (“Buyer”), Associated Home Care, LLC (formerly named Associated Home Care, Inc.) (“AHC”), Elder Home Options, LLC (“EHO,” and, together with AHC, the “Acquired Companies”), and Michael Trigilio (“Seller”). On March 1, 2016, pursuant to the Purchase Agreement, the Company acquired all of the issued and outstanding equity interests in AHC and EHO, for a base purchase price of $28.0 million in cash, subject to purchase price adjustments at closing for working capital, cash indebtedness and transaction expenses.

The First Amendment amends the Purchase Agreement to remove the contingent payments Seller was eligible to receive, up to an aggregate amount of approximately $10.2 million, of which $5.2 million remains eligible to be received by Seller, based on the achievement by the Acquired Companies of identified minimum EBITDA thresholds for three remaining measurement periods ending on each of the third through fifth anniversaries of the closing date of the transaction, which occurred on March 1, 2016 (each a “Contingent Payment”). The First Amendment also contains a release by Seller of the Company from any prior, existing or future obligation to make any Contingent Payments under the Purchase Agreement. In consideration for the parties’ entering into the First Amendment, the Company and Seller have entered into a time-based retention bonus agreement, providing for payments to Seller by the Company over four years, assuming Seller remains employed by the Company on each payment date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDISYS, INC.

By:	/s/ Paul B. Kusserow
Paul B. Kusserow President and Chief Executive Officer

DATE: May 24, 2018